Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE

NINE AND FORTY-EIGHT WEEK PERIODS ENDED JANUARY 28, 2012

Minneapolis, MN, March 27, 2012 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the nine week and forty-eight week periods ended January 28, 2012.  As previously announced, the Company changed its fiscal year end to the Saturday nearest to the end of January, from the Saturday nearest to the end of February, to better align the Company’s financial reporting periods with its operational cycle and that of other specialty retail companies.

Results for the Nine Week Period Ended January 28, 2012

•                  Net sales totaled $68.8 million and same store sales decreased 14%, compared to the comparable nine-week period last year.

•                  Operating loss totaled $32.6 million and included $9.0 million, or $0.25 per share, of restructuring charges.  The Company recorded approximately $8.3 million related to accrued lease termination liabilities associated with stores identified for closure as part of its real estate restructuring efforts.  The Company also recorded approximately $0.4 million of severance charges related to terminations at its corporate office and in the Company’s field organization in the nine weeks ended January 28, 2012.  In addition, the Company recorded approximately $0.3 million of other miscellaneous store closing costs.

•                  Net loss for the nine-week period totaled $31.7 million, or ($0.89) per share, including the $0.25 per share for restructuring charges mentioned above, and an effective tax rate of 2.5%, which is significantly lower than the statutory rate due to the Company’s maintenance of a full valuation allowance against its deferred tax assets.

Joel Waller, President and Chief Executive Officer, commented, “Our financial results were clearly disappointing in the fourth quarter, primarily due to a merchandise offering that was priced too high, over-assorted and lacked some of our traditional key categories.  However, I do believe that by developing and executing on the right strategic plan we can get the Company back on track.  Since joining the company in mid-December, I have found that Christopher & Banks has a loyal customer, giving me the confidence that we can win her back.  My priority is to bring stability to the organization while testing and developing merchandising and marketing strategies that will resonate with our customers.  We are in the process of developing a more effective promotional strategy with greater focus on pre-planned promotions and a more regular markdown cadence.  We believe that execution of these initiatives will lead to improved sales and gross margin performance in our current fiscal year and beyond.”

Results for the Forty-Eight Weeks Ended January 28, 2012

•                  Net sales totaled $412.8 million and same store sales decreased 5%, compared to the same forty-eight week period last year.

•                  Operating loss totaled $71.8 million and included $21.2 million, or $0.59 per share, of non-cash store asset impairment and restructuring charges.  In the third quarter, the Company recorded non-cash asset impairment charges of $11.4 million related to 103 stores identified for closure and other stores the Company will continue to operate.  Restructuring charges totaled $9.8 million, including approximately $8.3 million related to accrued lease termination liabilities associated with stores identified for closure as part of the Company’s real estate restructuring efforts.  The Company also recorded approximately $1.2 million of severance charges related to terminations at its corporate office and in the Company’s field organization in the third and fourth quarters.  In addition, the Company recorded approximately $0.3 million of other miscellaneous store closing costs.

•                  Net loss for the forty-eight week period totaled $71.1 million, or ($2.00) per share, including the $0.59 per share for the restructuring and non-cash asset impairment charges mentioned above, and an effective tax rate of 0.5%, which is significantly lower than the statutory rate due to the Company’s maintenance of a full valuation allowance against its deferred tax assets.

Balance Sheet Highlights and Capital Expenditures

Cash, cash-equivalents and investments totaled $61.7 million as of January 28, 2012.  Inventory, excluding in-transit and e-Commerce inventory, increased approximately 2% on a per-store basis as of January 28, 2012, as compared to January 29, 2011.  For the forty-eight week period ended January 28, 2012, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $11.7 million.

Real Estate Restructuring Efforts

In November, after an in-depth analysis of its store portfolio, the Company announced its plans to close approximately 100 stores, most of which were underperforming.  Ultimately 103 stores were identified for closure and 90 of these stores were closed as of January 28, 2012, with the majority of the remaining stores closing in February and March 2012.  In addition to the 90 stores referenced above, the Company closed 29 additional stores in the normal course of business, for a total of 119 store closures for the eleven months ended January 28, 2012.  The Company opened 20 new outlet stores, nine new dual stores and one Christopher & Banks store during the eleven-month period ending January 28, 2012.  The Company also converted 22 dual stores in existing locations where a Christopher & Banks store and a C.J. Banks store were combined into one location and, finally, 29 additional dual stores were created by adding women’s plus size merchandise to existing Christopher & Banks stores.  As of January 28, 2012 the Company had 402 Christopher & Banks stores, 199 C.J. Banks stores, 62 dual stores and 23 Outlet stores.  For the current fiscal year, the Company intends to conserve cash as it will have a limited number of store openings and thus minimize capital expenditures related to new store openings.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, March 27, 2012, at 5:00 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 3, 2012.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until April 3, 2012.  This call may be accessed by dialing (877) 870-5176 and using the passcode 9553466.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of March 27, 2012, the Company operates 671 stores in 44 states consisting of 396 Christopher & Banks stores, 187 stores in their women’s plus size clothing division CJ Banks, 63 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that by developing and executing on the right strategic plan the Company can get back on the right track; (ii) that the Company is in the process of developing a more effective promotional strategy with greater focus on pre-planned promotions and a more regular markdown cadence; and (iii) that the Company believes that execution of these initiatives will lead to improved sales and gross margin performance in the Company’s current fiscal year and beyond.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED CONDENSED COMPARATIVE BALANCE SHEET

(in thousands)

	January 28,	February 26,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$40,782	$43,712
Short-term investments	7,660	33,060
Merchandise inventories	39,455	39,211
Other current assets	8,126	12,395
Total current assets	96,023	128,378

Property, equipment and improvements, net	56,443	76,647

Other assets:
Long-term investments	13,284	28,824
Other	266	314
Total other assets	13,550	29,138

Total assets	$166,016	$234,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,355	$15,149
Accrued liabilities	32,508	29,814
Total current liabilities	50,863	44,963

Other liabilities:
Deferred lease incentives	10,546	14,982
Lease termination fees	8,032	—
Other	7,213	9,989
Total other liabilities	25,791	24,971

Stockholders’ equity:
Common stock	458	454
Additional paid-in capital	117,399	114,909
Retained earnings	84,154	161,642
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income (loss)	62	(65)
Total stockholders’ equity	89,362	164,229

Total liabilities and stockholders’ equity	$166,016	$234,163

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Nine	Thirteen	Forty-Eight	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 28,	February 26,	January 28,	February 26,
	2012	2011	2012	2011

Net sales	$68,838	$99,609	$412,796	$448,130

Costs and expenses:
Merchandise, buying and occupancy	65,640	76,772	311,925	292,713
Selling, general and administrative	23,772	34,882	131,259	142,461
Depreciation and amortization	3,043	5,762	20,202	24,736
Impairment and restructuring	8,978	2,779	21,183	2,779
Total costs and expenses	101,433	120,195	484,569	462,689

Operating loss	(32,595)	(20,586)	(71,773)	(14,559)

Other income	66	87	324	450

Loss before income taxes	(32,529)	(20,499)	(71,449)	(14,109)

Income tax provision (benefit)	(798)	(3,756)	(387)	8,058

Net loss	$(31,731)	$(16,743)	$(71,062)	$(22,167)

Basic loss per share:

Net loss	$(0.89)	$(0.47)	$(2.00)	$(0.63)

Basic shares outstanding	35,582	35,450	35,554	35,392

Diluted loss per share:

Net loss	$(0.89)	$(0.47)	$(2.00)	$(0.63)

Diluted shares outstanding	35,582	35,450	35,554	35,392

Dividends per share	$—	$0.06	$0.18	$0.24

CHRISTOPHER & BANKS CORPORATION

UNAUDITED CONDENSED COMPARATIVE STATEMENT OF CASH FLOWS

(in thousands)

	Forty-Eight	Fifty-Two
	Weeks Ended	Weeks Ended
	January 28,	February 26,
	2012	2011

Cash flows from operating activities:
Net loss	$(71,062)	$(22,167)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	20,202	24,736
Impairment of store assets	11,445	2,779
Deferred income taxes	—	10,616
Stock-based compensation expense	2,770	1,862
Other	58	638
Changes in operating assets and liabilities:
Increase in merchandise inventories	(244)	(715)
(Increase) decrease in other current assets	4,131	(6,678)
Decrease in other assets	48	813
Increase in accounts payable	3,258	1,581
Increase in accrued liabilities	2,694	1,429
Increase in lease termination liability	8,032	—
Decrease in deferred lease incentives	(4,436)	(4,596)
Decrease in other liabilities	(2,776)	(2,505)
Net cash provided by (used in) operating activities	(25,880)	7,793

Cash flows from investing activities:
Purchases of property, equipment and improvements	(11,742)	(8,428)
Proceeds from sale of furniture, fixtures and equipment	143	—
Purchases of available-for-sale investments	(81,271)	(94,875)
Redemptions of available-for-sale investments	122,385	95,560
Sales of trading investments	—	14,850
Net cash provided by investing activities	29,515	7,107

Cash flows from financing activities:
Exercise of stock options	—	291
Dividends paid	(6,426)	(8,552)
Other	(139)	—
Net cash used in financing activities	(6,565)	(8,261)

Net decrease in cash and cash equivalents	(2,930)	6,639

Cash and cash equivalents at beginning of period	43,712	37,073

Cash and cash equivalents at end of period	$40,782	$43,712